UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2008

PROLINK HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-25007	30-0280392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane
Chandler, AZ  85224
 (Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 961-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective as of December 11, 2008, ProLink Holdings Corp. (the “Company”) and its operating subsidiary, ProLink Solutions LLC (“ProLink Solutions” and, together with the Company, the “ProLink Entities”), entered into a Letter Agreement (the “Letter Agreement”) with Valens U.S. SPV I, LLC (“Valens U.S.”), Valens Offshore SPV I, Ltd. (“Valens Offshore”), PSource Structured Debt Limited (“PSource”), Calliope Capital Corporation (“Calliope” and, together with Valens U.S., Valens Offshore and PSource, the “Lenders”) and LV Administrative Services, Inc., as collateral agent for the Lenders (the “Agent,” and together with the ProLink Entities and the Lenders, the “Parties”), pursuant to which the Parties agreed to amend certain terms of that credit facility, as amended, originally entered into by and among the Parties on April 10, 2008 (the “Credit Facility”), as disclosed in that Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2008, which is incorporated herein by reference.

In connection with the Credit Facility, pursuant to the Amended and Restated Security Agreement, entered into by and among the Parties on April 10, 2008, as amended (the “Security Agreement”), the Lenders had agreed to provide loans to the ProLink Entities in the aggregate amount of $12,100,000, consisting of an Amended and Restated Secured Revolving Note, as amended, issued to Calliope in the amount of $6,000,000, and Amended and Restated Secured Convertible Term Notes issued to each of Valens U.S., Valens Offshore and PSource, in the principal amounts of $1,465,325.27, $2,298,374.73 and $2,336,300.00 respectively (collectively, the “Term Notes”).

Pursuant to the Letter Agreement, in consideration of an expansion in borrowing ability by virtue of including certain older receivables in the borrowing base, the Parties agreed to amend the Security Agreement to provide that the Capital Availability Amount (as defined in the Security Agreement) used to determine the funds that can be issued as part of the revolving loans under the Credit Facility shall continue to be $6,000,000, provided that, from December 10, 2008 through January 28, 2009, the Capital Availability Amount shall be $3,750,000.  On January 29, 2009, the Capital Availability Amount reverts to the original $6,000,000.  The Letter Agreement also amended each of the Term Notes to provide that, prior to the conversion or repayment in full of the principal amount due under the Term Notes, if the Company issues any shares of its common stock in exchange for capital, at a per share price that is less than the fixed conversion price set forth in the Term Notes, then the fixed conversion price of the Term Notes shall be adjusted to equal such lower price.

Also pursuant to the Letter Agreement, the Agent agreed to exercise its discretion to lend to the ProLink Entities amounts in excess of the limitations set forth in the Security Agreement (the “Overadvance”), at any time from the date of the Letter Agreement through and including January 28, 2009 (the “Period”), subject to the satisfaction of certain conditions. The Overadvance shall at no time exceed the lesser of: (i) $775,000, (ii) the remainder of the Capital Availability Amount less the Formula Amount (as defined in the Security Agreement) or (iii) the Late Payment Permitted Overadvance Amount (as defined in the Letter Agreement) as of the date of determination.  The Lenders waived compliance with Section 3 of the Security Agreement solely with respect to the immediate repayment of any such Overadvance.  The Lenders also agreed that during the Period, the incurrence and existence of the Overadvance shall not trigger an event of default, and that the rate of interest applicable to any such Overadvance shall be equal to 2% of the amount of such Overadvance for all times such amounts shall be in excess of the Formula Amount (as defined in the Security Agreement).  All amounts outstanding under the Overadvance, including any unpaid interest in respect thereof, shall be repaid in full upon the expiration of the Period.  Any proceeds applied by the ProLink Entities in repayment of their obligations to any Lender in connection with the Credit Facility, shall be first applied as a repayment of the Overadvance, unless otherwise agreed by the Lenders.

The Parties also agreed to amend that certain Warrant, issued by the Company to Calliope (and subsequently assigned to PSource) in connection with the Credit Facility, dated August 17, 2007 (the “Warrant”), to provide that if the Company at any time issues shares of its common stock in exchange for capital, at a per share price less than the exercise price set forth in the Warrant, then the exercise price of the Warrant shall be immediately adjusted to equal such lower price.

In connection with the Letter Agreement, the Company issued to Calliope an aggregate of 750,000 shares of its common stock (the “Shares”).  The resale of the Shares will be included in the registration statement that the Company is obligated to file pursuant to that certain Amended and Restated Registration Rights Agreement, by and among the Company and the Lenders, dated as of April 10, 2008.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Shares issued in connection with the Letter Agreement is incorporated herein by reference. The Shares issued pursuant to the above transactions were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

ITEM 9.01  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(d)	Exhibits:

Exhibit	Description
10.1
Letter Agreement, by ProLink Holdings Corp., ProLink Solutions, LLC, LV Administrative Services, Inc., Calliope Capital Corporation, Valens Offshore SPV I, Ltd., Valens U.S. SPV I, LLC and PSource Structured Debt Limited, dated December 10, 2008 and executed and effective as of December 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLINK HOLDINGS CORP.

Dated: December 17, 2008

/s/ Lawrence D. Bain
Lawrence D. Bain
Chief Executive Officer